ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

EGPI Firecreek, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

With respect to Series C Preferred Stock:

(ii) VOTING RIGHTS. Each share of Series C Preferred Stock shall have twenty one thousand two hundred (21,200) votes on the election of directors of the Company and for all other purposes.

(iii) CONVERSION TO COMMON SHARES. Series C Preferred shares shall have no right to convert to common or any other series of authorized shares of the Company.

3. Effective date of filing: (optional) May 20, 2009

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.